EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-272723, 333-265637, 333-260361, 333-222936, 333-226661, 333-198135, 333-176723, and 333-157669 on Form S-8 and Registration Statements Nos. 333-271825 and 333-282725 on Form S-3 of our report dated February 22, 2024 (February 27, 2025 as to the modified presentation of operating and finance leases discussed in Note 2 and as to Note 17), relating to the consolidated financial statements of PENN Entertainment, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.
/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
February 27, 2025